Exhibit 99.1



                             JOINT FILING AGREEMENT

         We, the undersigned, agree that the attached statement on Schedule 13D relating to the ordinary shares of Koor Industries Ltd. is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on
Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Date:    July 27, 2005



ANFIELD LTD.



By:   /s/ Alan Sacks
     ---------------------------
Name:    Alan Sacks
Title:   Director





/s/ Jonathan Kolber
--------------------------------
JONATHAN KOLBER